                                         Report of Independent Accountants

To the Board of Directors and Stockholder
of GMAC Mortgage Corporation:

We have examined management's assertion about GMAC Mortgage Corporation and its subsidiaries' (the Company")
compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's
Uniform Single Attestation Program for Mortgage Bankers ("USAP") exclusive of standards I.4, III.3, III4, V.3 and
V.4, (collectively the "Applicable Standards") solely for the purposes of servicing the home equity loans underlying the consumer ending Portfolio as of and for the year ended December 31, 2001 included in the accompanying management assertion (see Exhibit I).

As the loans applicable to management's assertion are home equity loans, rather than first mortgage loans, certain USAP minimum servicing standards relating to escrows are not applicable.  Therefore USAP minimum servicing standards I.4, III.3, III.4, V.3 and V.4, were not addressed during our examination.  Further, management's assertion and this report relate only to the servicing of home equity loans underlying the Notes and not loans in the general consumer loan servicing population.

Management is responsible for the Company's compliance with those Applicable Standards.  Our responsibility is to express an opinion exclusively on management's assertion about the entity's compliance with the Applicable
Standards based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public
Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Applicable Standards and performing such other procedures as we considered necessary in the circumstances.
We believe that our examination provides a reasonable basis for our opinion.  Our examination doe snot provide a legal determination on the Company's compliance with the Applicable Standards.

In our opinion, management's assertion that the company complied with the Applicable Standards solely for the purpose of servicing loans underlying the Consumer Lending Portfolio as of and for the year ended December 31,
2001 is fairly stated, in all material respects.

/s/ PriceWaterhouseCoopers

March 24, 2004

                                                                                                          Exhibit 1

                                   Management's Assertion Concerning Compliance
                                       with USAP Minimum Servicing Standards

March 19, 2004

As of and for the year ended December 31, 2003, GMAC Mortgage Corporation and its subsidiaries (the "Company") have complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers
Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policy in the amount of $125,000,000 and $100,000,000, respectively.

/s/ David Applegate
David Applegate
Chief Executive Officer
GMAC Residential Holding Corp.

/s/ Ralph Hall
Ralph Hall
chief Operating Officer
GMAC Residential Holding Corp.